1347 Property Insurance Holdings, Inc. 8-K

Exhibit 99.1

1347 PROPERTY INSURANCE HOLDINGS, INC. ANNOUNCES 2015 FOURTH QUARTER

AND FULL YEAR FINANCIAL RESULTS
2015 Gross Written Premium Increases 34% over 2014

Q4 2015 Operating Income of $1 million

Conference Call Scheduled For March 18, 2016 at 10:00 a.m. ET

Tampa, FL – March 17, 2016 – 1347 Property Insurance Holdings, Inc. (NASDAQ:PIH) ( the “Company”), a property and casualty insurance holding company offering specialty insurance to individual and commercial customers in Louisiana and Texas through its wholly-owned subsidiary, Maison Insurance Company (“Maison”), today announced financial results for its fourth quarter and twelve months ended December 31, 2015.

Management Comments

Doug Raucy, Chief Executive Officer, stated, “The fourth quarter saw us continue our growth in Louisiana while also building on our recent entry into the Texas market. In Louisiana, we continue to drive robust premium growth due to our network of loyal independent agents who understand our regional expertise and dedication. Our expansion into Texas continues to gain steam as we broaden our agent network and product offerings in the state. We expect to replicate this strategy in additional coastal states where we feel we can earn an appropriate return by serving market segments with attractive economics. With our Louisiana and Texas markets in place we believe we are well-positioned for organic growth in 2016 and we expect that the potential entry into additional states would provide additional basis for growth in the ensuing years.”

Mr. Raucy continued, “I am especially gratified to close 2015 with a profitable fourth quarter. For the year as a whole, we recorded profitable operating income of $3.4 million, which excludes the non-recurring impact of the termination of the management services agreement “MSA” in the first quarter. We have consistently maintained the message that we believe our business is built to be profitable even during times of elevated claim levels and our 2015 results bear this out. We remain well-capitalized and intend to utilize this resource to continue growing our business, both in our existing markets in Louisiana and Texas along with additional coastal states. We intend to do so while maintaining a strict focus on underwriting in order to insure that our expansion is as profitable as possible.”

Fourth Quarter 2015 Financial and Operating Highlights

(unless noted all financial comparisons are to the prior-year quarter)

•	Gross premiums written increased 23.2% to $11.8 million from $9.6 million.
•	Net premiums earned increased 40.2% to $7.3 million from $5.2 million.
•	Net combined ratio was 91.0%; compared with 79.3% in the prior year quarter, primarily due to “non-catastrophe” weather claims accounting for a 13.4% increase.
•	Operating income was $1.0 million.
•	Net income attributable to common shareholders, including charges resulting from the termination of the MSA, was approximately $0.6 million, or $0.09 per diluted share, compared to net income of $0.7 million, or $0.11 per diluted share.
•	Book value per share of $7.74 at December 31, 2015 versus $7.67 at September 30, 2015 and $7.85 a year ago.

2015 Full-Year Financial and Operating Highlights

(unless noted all financial comparisons are to the prior-year period)

•	Gross premiums written were $43.9 million, a 34.3% increase from $32.7 million.
•	In-force policy count at December 31, 2015 increased to 28,400 from 21,400 at December 31, 2014.
•	Net premiums earned increased 40.5% to $25.9 million from $18.5 million.
•	As previously announced, the Management Services Agreement with 1347 Advisors, LLC (“MSA”) was terminated in the first quarter of 2015, resulting in a one-time charge of $5.4 million.
•	The Company’s net combined ratio (excluding the impact of the termination of the MSA) was 91.6% for the year ended December 31, 2015, compared with 71.7%.
•	Operating income was $3.4 million prior to the impact of the MSA.
•	Net loss attributable to common shareholders, including charges resulting from the termination of the MSA, was approximately $1.7 million, or $(0.27) per diluted share compared to net income attributable to common shareholders of $3.1 million, or $0.71 per diluted share.
•	Excluding the impact of the loss on termination of the MSA, net of tax, the net income attributable to common shareholders for the year ended December 31, 2015 was $2.4 million, or $0.38 per diluted share
•	The Company has repurchased 223,851 common shares under the previously announced buyback program from June 15, 2015 through December 31, 2015 at an average price paid per share of $7.73.

Operating Review

	(Unaudited)			(Audited)
($ in thousands, except ratios and per share data)	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2015	2014	Change	2015	2014	Change
Gross premiums written	$11,849	$9,620	23.2%	$43,851	$32,663	34.3%
Ceded premiums written	$3,568	$2,589	37.9%	$13,422	$7,934	69.2%
Gross premiums earned	$10,608	$7,819	35.7%	$38,112	$25,963	46.8%
Ceded premiums earned	$3,344	$2,637	26.8%	$12,178	$7,500	62.4%
Net premiums earned	$7,264	$5,182	40.2%	$25,934	$18,463	40.5%

Total revenues	$7,556	$5,427	39.2%	$27,130	$18,965	43.1%

Net losses and loss adjustment expenses	$2,968	$1,109	167.7%	$9,939	$3,612	175.2%
Amortization of deferred policy acquisition costs	$1,798	$1,475	21.8%	$6,571	$4,529	45.1%
General and administrative expenses	$1,839	$1,527	20.4%	$7,253	$5,095	42.4%

Operating Income(1)	$951	$1,316	(27.7%)	$3,367	$5,729	(41.2%)
Loss and amortization charges related to MSA termination	($88)	—	n/a	($5,703)	—	n/a
Income (loss) before tax expense (benefit)	$863	$1,316	(34.4%)	($2,336)	$5,729	n/a
Net income (loss) attributable to common shareholders	$579	$695	(16.7%)	($1,673)	$3,146	n/a
Weighted average diluted shares outstanding	6,174	6,358		6,287	4,454

Ratios to Gross Premiums Earned:(1)
Ceded premium ratio	31.5%	33.7%	(2.2) pts	32.0%	28.9%	3.1 pts
Loss ratio	28.0%	14.2%	13.8 pts	26.1%	13.9%	12.2 pts
DPAC ratio	16.9%	18.9%	(2.0) pts	17.2%	17.4%	(0.2) pts
G&A ratio	17.3%	19.5%	(2.2) pts	19.0%	19.6%	(0.6) pts
Expense ratio	34.2%	38.4%	(4.2) pts	36.2%	37.0%	(0.8) pts
Combined ratio	93.7%	86.3%	7.4 pts	94.3%	79.8%	14.5 pts

Ratios to Net Premiums Earned:(1)
Net loss ratio	40.9%	21.4%	19.5 pts	38.3%	19.6%	18.7 pts
Net expense ratio	50.1%	57.9%	(7.8) pts	53.3%	52.1%	1.2 pts
Net combined ratio	91.0%	79.3%	11.7 pts	91.6%	71.7%	19.9 pts

(1) See “Definitions of Non-U.S. GAAP Financial Measures” Section

Quarterly Financial Review

Premiums

Gross premiums written increased 23.2% to $11.8 million for the quarter ended December 31, 2015 compared with $9.6 million for the quarter ended December 31, 2014. Gross premiums earned increased 35.7% to $10.6 million for the quarter ended December 31, 2015 compared with $7.8 million for the quarter ended December 31, 2014. The increase for the three-month period was largely due to a higher number of policies-in-force from the Company’s voluntary agent produced business and from policies taken out of the Louisiana Citizens Property Insurance Company (“Citizens”), which occur annually each December. As of December 31, 2015, approximately 68% of the Company’s 28,400 policies in force were from voluntary policies obtained from this network, with the remainder obtained from take-out policies from Citizens.

Net premiums earned increased 40.2% to $7.3 million for the quarter ended December 31, 2015 compared with $5.2 million for the quarter ended December 31, 2014.

Losses and Loss Adjustment Expenses

The gross loss ratio for the quarter ended December 31, 2015 was 28.0% compared to 14.2% for the quarter ended December 31, 2014. The net loss ratio for the quarter ended December 31, 2015 was 40.9% compared to 21.4% for the quarter ended December 31, 2014. Both gross and net loss ratios increased primarily due to weather related wind and hail events. Additionally, we experienced continued development on the wind and hail events which occurred during the second quarter 2015.

Amortization of Deferred Policy Acquisition Costs

Amortization of deferred policy acquisition costs for the fourth quarter of 2015 was $1.8 million, a $0.3 million increase over $1.5 in the fourth quarter of 2014. While deferred policy acquisition costs increased on a dollar basis, as a percentage of gross premiums earned this expense declined to 16.9% for the fourth quarter of 2015, compared to 18.9% for the fourth quarter of 2014.

General and Administrative Expenses

General and administrative expenses for the fourth quarter of 2015 were $1.8 million, a 20.4% increase over the $1.5 million in the fourth quarter of 2014. In the fourth quarter 2015, the Company recorded a one-time charge of $0.3 million related to impairment of goodwill in connection with the previously announced acquisition of ClaimCor, LLC. General and administrative expenses as a percentage of gross premiums earned declined to 17.3% for the fourth quarter of 2015 compared to 19.5% for the prior year period, primarily due to growth of premium earned.

Operating Income (Loss)

Operating income (loss), which is a non-GAAP metric, is used as a management tool to measure operating performance. In the fourth quarter 2015, operating income was $1.0 million compared to operating income of $1.3 million for the fourth quarter of 2014. This non-GAAP metric should not be considered as an alternative to net income. See “Definitions of Non-U.S GAAP Financial Measures” Section.

Net Income available to common shareholders

In the fourth quarter of 2015, the Company reported net income of $0.6 million, compared to net income of $0.7 million in the prior year period. The Company reported a net gain of $0.09 per diluted share during the fourth quarter of 2015, based on 6.2 million weighted average shares outstanding, compared to net income of $0.11 per diluted share during the prior year period, based on 6.4 million shares outstanding.

Year ended December 31, 2015 Financial Review

Premiums

Gross premiums written increased 34.3% to $43.8 million for the year ended December 31, 2015 compared with $32.7 million for the year ended December 31, 2014. Gross premiums earned increased 46.8% to $38.1 million for the year ended December 31, 2015 compared with $26.0 million for the year ended December 31, 2014. The increase for the year was primarily due to an increase in policies-in-force from the Company’s products placed by the Company’s independent agents and the continued participation in the annual Citizens take out. Additionally, in June 2015 the Company began assuming premium through its alliance with Brotherhood Mutual Insurance Company in Texas totaling $1.2 million. Net premiums earned increased 40.5% to $25.9 million for the year ended December 31, 2015 compared with $18.5 million for the year ended December 31, 2014.

Losses and Loss Adjustment Expenses

The gross loss ratio for the year ended December 31, 2015 was 26.1% compared to 13.9% for the year ended December 31, 2014. The net loss ratio for the year ended December 31, 2015 was 38.3% compared to 19.6% for the year ended December 31, 2014. Both gross and net loss ratios increased due to the frequency and severity of wind and hail events occurring during the year in the State of Louisiana. Additionally, the Company incurred a catastrophic event in April 2015, for $2.3 million, whereas the Company did not incur any catastrophic losses in 2014. The components of the increase of 12.2% in the gross ratios from 2014 to 2015 was due to the following: weather catastrophes accounted for 6.0%, non-catastrophe weather accounted for 1.4%, non-weather claims represented 3.6% and the change in the reserve development from prior accident years represents the remaining 1.2%.

Amortization of Deferred Policy Acquisition Costs

Amortization of deferred policy acquisition costs for the year ended December 31, 2015 were $6.6 million, an increase of $2.1 million over $4.5 million for the prior year. Deferred policy acquisition cost amortization as a percentage of gross premiums earned, was 17.2% for the year ended December 31, 2015, compared to 17.4% for the prior year.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2015 were $7.3 million, compared to $5.1 million for the prior year. General and administrative expenses as a percentage of gross premiums earned were 19.0% for the year ended December 31, 2015 compared with 19.6% for the year ended December 31, 2014.

Operating Income (Loss)

For the year ended December 31, 2015, operating income was $3.4 million compared to $5.7 million for the year ended December 31, 2014. See “Definitions of Non-U.S GAAP Financial Measures” Section.

Net Income available to common shareholders

During the year ended December 31, 2015, the Company reported a net loss of $1.7 million, compared to net income of $3.1 million in the prior year. The Company reported a net loss per diluted share for the year of $(0.27) based on weighted average shares outstanding of 6.3 million, compared to net income per diluted share of $0.71 based on weighted average shares outstanding of 4.5 million.

Excluding the impact of the termination of the MSA as well as charges associated with the accretion of the discount on the Series B Preferred Shares issued pursuant to the termination of the MSA, net income would have been $2.4 million, or $0.38 per common share on a diluted basis, calculated as follows:

	(Unaudited) Three months ended December 31, 2015		(Audited) Year ended December 31, 2015
	Amount (thousands)	Per fully diluted share(1)	Amount (thousands)	Per fully diluted share(2)
Net gain (loss) attributable to common shareholders	$579	$0.09	$(1,673)	$(0.27)
Plus: loss on termination of MSA, net of tax	—	—	3,881	0.62
Plus: accretion of discount on Series B shares, net of tax	59	0.01	202	0.03
Net income excluding the impact of the termination of MSA	$638	$0.10	$2,410	$0.38

(1) Based upon 6.174 million weighted average common shares outstanding

(2) Based upon 6.287 million weighted average common shares outstanding

Balance Sheet / Investment Portfolio Highlights

At December 31, 2015, the Company held cash, cash equivalents and investments with a carrying value of $69.6 million. As of December 31, 2015, the Company’s investment in fixed maturities issued by the U.S. Government, government agencies and high quality corporate issuers, including short-term investments comprised 99% of the investment portfolio.

Conference Call Details
Date:	Friday, March 18, 2016
Time:	10:00 a.m. Eastern Time

Participant Dial-In Numbers:
Domestic callers:	(877) 407-0619
International callers:	(412) 902-1012

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of PIH’s website at www.1347pih.com or by clicking on the conference call link: http://1347pih.equisolvewebcast.com/q4-2015. Audio and a transcript of the call will be archived on the Company’s website.

DEFINITION OF NON-U.S. GAAP FINANCIAL MEASURES

We assess our results of operations using certain non-U.S. GAAP financial measures, in addition to U.S. GAAP financial measures. These non-U.S. GAAP financial measures are defined below. We believe these non-U.S. GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating performance in the same manner as management does.

The non-U.S. GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, any financial measures prepared in accordance with U.S. GAAP. Our non-U.S. GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how we define our non-U.S. GAAP financial measures.

Operating Income (Loss)

We define operating income (loss) as the amount of profit (loss) realized from our operations after deducting all operating expenses except those associated with the termination of our MSA. The table below reconciles U.S. GAAP net income to operating income

(in thousands)	(Unaudited) Three Months ended December 31,		(Audited) Year ended December 31,
	2015	2014	2015	2014

U.S. GAAP Net (loss) income	$579	$695	$(1,673)	$3,646
Plus: Income tax (benefit) expense	284	621	(663)	2.083
Plus: Loss on Termination of MSA	—	—	5,421	—
Plus: Accretion of discount on Series B Preferred Shares	88	—	282	—
Operating (Loss) Income	$951	$1,316	$3,367	$5,729

Termination of Management Services Agreement

On February 11, 2014, the Company entered into a Management Services Agreement (“MSA”) with 1347 Advisors, LLC (“Advisors”), a wholly owned subsidiary of Kingsway Financial Services, Inc., under which Advisors provided certain services to the Company, including forecasting, analysis of capital structure and reinsurance programs, and consultation in corporate development initiatives. Under the MSA, the Company was required to pay Advisors a monthly fee equal to 1% of direct written premiums. On February 24, 2015 the Company entered into an agreement which terminated the MSA, resulting in a one-time pre-tax charge of $(5.4) million for the quarter ended March 31, 2015. By terminating the MSA, the Company is no longer required to pay the monthly fee to Advisors.

Underwriting Ratios

The Company analyzes performance based on underwriting ratios such as loss ratio, expense ratio and combined ratio. The ceded premium ratio is derived by dividing the amount of ceded earned premium net of ceded losses and ceded loss adjustment expenses by gross earned premiums. The gross loss ratio is derived by dividing the amount of gross losses and gross loss adjustment expenses by gross premiums earned. The gross expense ratio is derived by dividing the sum of amortization of deferred policy acquisition costs and general and administrative expenses by gross premiums earned. The net loss ratio is derived by dividing the amount of net losses and loss adjustment expenses by net premiums earned. The net expense ratio is derived by dividing the sum of amortization of deferred policy acquisition costs and general and administrative expenses by net premiums earned. All items included in the net loss and expense ratios are presented in the Company’s Form 10-K for the year ended December 31, 2015. The gross combined ratio is the sum of the ceded reinsurance ratio, the gross loss ratio and the gross expense ratio. The net combined ratio is the sum of the net loss ratio and the net expense ratio. The gross and net combined ratios reported exclude the loss and amortization charges related to the termination of the MSA in the amount of $0.1 and $5.7 million for the quarter and year ended December 31, 2015 respectively. A combined ratio below 100% demonstrates underwriting profit whereas a combined ratio over 100% demonstrates an underwriting loss.

About 1347 Property Insurance Holdings, Inc.

1347 Property Insurance Holdings, Inc. is a property and casualty insurance holding company incorporated in Delaware. The Company provides property and casualty insurance in Louisiana and Texas through its wholly-owned subsidiary Maison Insurance Company. The Company’s insurance offerings for personal and commercial customers currently include homeowners, wind and hail only, manufactured home and dwelling fire policies.

Forward Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as "expects", "believes", "anticipates", "intends", "estimates", "seeks" and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Company management's current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, please refer to the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2015. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.

Additional Information

Additional information about 1347 Property Insurance Holding, Inc., including its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, can be found at the U.S. Securities and Exchange Commission's website at www.sec.gov, or at PIH’s corporate website: www.1347pih.com.

CONTACT:	-OR-	INVESTOR RELATIONS:
1347 Property Insurance Holdings, Inc.		The Equity Group Inc.
Douglas N. Raucy		Jeremy Hellman, CFA
Chief Executive Officer		Senior Associate
(813) 579-6210 / draucy@maisonins.com		(212) 836-9626 / jhellman@equityny.com

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except per share data)

	(Unaudited) Three months ended December 31,		(Audited) Twelve months ended December 31,
	2015	2014	2015	2014
Revenue:
Net premiums earned	$7,264	$5,182	$25,934	$18,463
Net investment income	160	54	362	130
Other income	132	191	834	372
Total revenue	7,556	5,427	27,130	18,965

Expenses:
Net losses and loss adjustment expenses	2,968	1,109	9,939	3,612
Amortization of deferred policy acquisition costs	1,798	1,475	6,571	4,529
General and administrative expenses	1,839	1,527	7,253	5,095
Loss on termination of Management Services Agreement	—	—	5,421	—
Accretion of discount on Series B Preferred Shares	88	—	282	—
Total expenses	6,693	4,111	29,466	13,236

(Loss) Income before income tax (benefit) expense	863	1,316	(2,336)	5,729
Income tax (benefit) expense	284	621	(663)	2,083
Net (loss) income	579	695	(1,673)	3,646
Less: beneficial conversion feature on convertible preferred shares	—	—	—	500
Net (loss) income attributable to common shareholders	$579	$695	$(1,673)	$3,146

(Loss) Earnings per share – net (loss) income attributable to common shareholders:
Basic	$0.09	$0.11	$(0.27)	$0.71
Diluted	$0.09	$0.11	$(0.27)	$0.71
Weighted average common shares outstanding
Basic	6,174	6,358	6,287	4,454
Diluted	6,174	6,358	6,287	4,454

Consolidated Statements of Comprehensive (Loss) Income

Net (loss) income	$579	$695	$(1,673)	$3,645
Unrealized gains (losses) on fixed income securities, net of tax	(121)	10	(62)	(1)
Comprehensive (loss) income	$458	$705	$(1,735)	$3,644

1347 PROPERTY INSURANCE HOLDINGS INC. AND SUBSIDIARIES
Consolidated Balance Sheets
Audited
(in thousands, except share par value data)

	December 31, 2015	December 31, 2014
Assets
Investments:
Fixed income securities, at fair value (amortized cost of $20,332 and $10,515, respectively)	$20,238	$10,514
Short-term investments, at cost which approximates fair value	1,149	2,198
Other investments, at cost	248	—
Total investments	21,635	12,712
Cash and cash equivalents	47,957	53,639
Deferred policy acquisition costs, net	4,030	3,091
Premiums receivable, net of allowance for doubtful accounts of $3 for both periods	2,395	2,086
Ceded unearned premiums	2,805	1,561
Reinsurance recoverable on loss and loss adjustment expense reserves	120	363
Funds deposited with reinsured companies	725	—
Current income taxes recoverable	965	—
Net deferred income taxes	506	263
Property and equipment, net	234	237
Intangible assets, net of accumulated amortization of $3 and $0, respectively	6	—
Other assets	705	282
Total Assets	$82,083	$74,234

Liabilities and Shareholders’ Equity
Liabilities:
Loss and loss adjustment expense reserves	$2,123	$1,211
Unearned premium reserves	23,442	17,703
Ceded reinsurance premiums payable	3,283	2,559
Agent commissions payable	403	323
Premiums collected in advance	870	560
Due to related party	—	145
Current income taxes payable	—	262
Accrued expenses and other liabilities	1,863	1,557
Series B Preferred Shares, $25.00 par value, 1,000 shares authorized, 120 and zero shares issued and outstanding at December 31, 2015 and 2014, respectively	2,593	—
Total Liabilities	$34,577	$24,320

Shareholders’ Equity:
Common stock, $0.001 par value; 10,000 shares authorized; 6,358 issued and outstanding at December 31, 2015 and 2014	$6	$6
Additional paid-in capital	48,688	47,631
Retained earnings	605	2,278
Accumulated other comprehensive income (loss)	(62)	(1)
	49,237	49,914
Less: treasury stock at cost, 224 and zero shares as of December 31, 2015 and 2014, respectively	(1,731)	—
Total Shareholders’ Equity	47,506	49,914
Total Liabilities and Shareholders’ Equity	$82,083	$74,234